Exhibit 5.2

GOLDFARB, LEVY, ERAN, MEIRI & CO.

Europe-Israel Tower

2 Weizmann Street

Tel Aviv 64239, Israel

September 10, 2007

NICE-Systems Ltd.

8 Hapnina Street

Ra’anana, 43107

Israel

Re: Registration Statement on Form F-3

Dear Ladies and Gentlemen:

We refer to the Registration Statement on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), by NICE-Systems Ltd., an Israeli corporation (the “Company”), relating to the offering by the Company of 1,501,933 American Depositary Shares (“ADSs”), each representing one ordinary share, par value NIS 1.00 per share, of the Company (“Ordinary Shares”) (the ADSs being registered under the Registration Statement being referred to herein as the “Offering ADSs”).

The Offering ADSs will be issued under the Deposit Agreement, dated as of January 24, 1996, and as amended and restated as of July 22, 1997, among the Company, the Bank of New York, as depositary (the “Depositary”), and the owners of ADSs issued thereunder (the “Deposit Agreement”).

In connection with this opinion, we have examined such corporate records, other documents and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that we are of the opinion that:

1.

The Deposit Agreement has been duly authorized, executed and delivered by the Company.

2.

Upon the issuance and deposit with the Depositary (or its custodian) of the Ordinary Shares to be represented by the Offering ADSs in the manner described in the Deposit Agreement, the Ordinary Shares to be represented by the Offering ADSs will be duly authorized, validly issued, fully paid and non-assessable.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to this firm in the sections of the Registration Statement entitled “Legal Matters” and “Enforcement of Civil Liabilities”.  This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Goldfarb, Levy, Eran, Meiri & Co.

Goldfarb, Levy, Eran, Meiri & Co.